NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS
MUTLI-YEAR RENEWAL WITH CANADA’S LEADING CASUAL DINING BRAND: BOSTON PIZZA

Agreement Extends Long-Standing Relationship with Nationally Recognized Brand Name in Casual Dining
Category

DALLAS, Texas (Nov. 20, 2008) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that Canada’s #1 casual dining brand Boston Pizza has signed a multi-year renewal agreement as a national sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. With annual net sales of approximately CDN$755 million, Boston Pizza has 300+ locations in every province and territory in Canada, and is one of the most recognized brand names in the Canadian food and beverage service industry. Boston Pizza has been a national AIR MILES Reward Program sponsor since 1993.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise, as well as gift cards redeemable at Boston Pizza locations, and more.

“Since first joining the AIR MILES Reward Program in 1993, Boston Pizza has leveraged the program’s insights and the coalition’s marketing efforts to support our growth strategy, while retaining and attracting new customers,” said Joanne Forrester, vice president, Marketing for Boston Pizza. “We look forward to continuing to capitalize on our AIR MILES partnership through the delivery of targeted and relevant offers to our customers using joint-branded marketing communications, vehicles and initiatives.”

“In the very competitive casual dining category, having a long-term partnership with Canada’s number one dining leader is a testament to the value we bring to significant brands,” said Bryan Pearson, president, Alliance Data’s LoyaltyOne business. “This renewal underscores the importance and role of coalition marketing in Boston Pizza’s day-to-day management and long-term growth strategies. We are thrilled to continue our relationship with Boston Pizza. The casual dining category remains an essential segment of our Program.”

About Boston Pizza
Boston Pizza International Inc. is Canada’s No. 1 casual dining brand with more than 300 restaurants in Canada and system-wide sales of $755 million in 2007.  Annually, Boston Pizza serves more than 38 million guests.  The company has been recognized as one of Canada’s 50 Best Managed Companies every year since 1993 and was named one of Canada’s Top 10 Most Admired Corporate Cultures by Waterstone Human Capital for 2007.  Boston Pizza International Inc. is headquartered in Richmond, B.C. and has regional offices in Mississauga, Ontario and Laval, Quebec.

For more information visit www.bostonpizza.com.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

About LoyaltyOne

LoyaltyOne (formerly Alliance Data Loyalty Services) works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior. Through a team of businesses, each specializing in a loyalty discipline, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services—consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.
LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers. More information is available at www.loyalty.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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